NEWS RELEASE

                                                                        CONTACT:
                                                                Robert R. Friedl
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5479


           COLUMBUS MCKINNON COMPLETES SALE AND PARTIAL LEASEBACK OF
                       AMHERST, NY HEADQUARTERS BUILDING


AMHERST, N.Y., February 1, 2005 -- Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer and manufacturer of material handling products, today reported that it completed on January 28, 2005 the sale of its 55,500 square foot corporate headquarters building and accompanying eight acres in Amherst, New York to Iskalo Development Corp. of Williamsville, New York . The Company will leaseback 22,777 square feet of the facility it currently occupies under a 10 year lease agreement. Net proceeds to Columbus McKinnon for the sale of the property were approximately $2.7 million. The favorable effect to net income in the fourth quarter of fiscal 2005 ending on March 31, 2005 will be $2.7 million, or approximately $0.18 per diluted share.

Timothy T. Tevens, President and CEO of Columbus McKinnon commented, "We are pleased to have successfully closed on the sale of this property which relieves us from the burden of maintaining a large property and marketing the nearly 60 percent of the facility that we do not occupy. The impact on expenses of leasing back only the portion of the building that we use versus full ownership is favorable."


ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the likelihood that the Company will be successful in the sale of its remaining asset held for sale and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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